Exhibit 10.2

GCP APPLIED TECHNOLOGIES INC. (the “Company)
NONSTATUTORY STOCK OPTION

The GCP Applied Technologies Inc. 2016 Stock Incentive Plan (the "Plan")
Granted To:         [Name]
Date of Grant:     [Date]
Expiration Date:     [Date]
In accordance with the Employee Matters Agreement, dated as of January 27, 2016, entered into among W R. Grace & Co. (“Grace”), W. R. Grace & Co.-Conn, and the Company in connection with the separation of the Company from Grace, and the Plan (a copy of which is attached), you have been granted an Option to purchase [number] total options shares of Common Stock, as defined in the Plan (this "Option"), upon the following terms and conditions:

(1)The purchase price is $[Price]

(2)Subject to the other provisions hereof, this Option shall become exercisable as follows:
[Shares 1]
[Shares 2]
[Shares 3]
Once exercisable, an installment may be exercised at any time, in whole or in part, until the expiration or termination of this Option.

(3)This Option shall not be treated as an Incentive Stock Option (as such term is defined in the Plan).

(4)This Option may be exercised only by accessing your account at www.etrade.com/stockplans. E*Trade Financial can also be reached by phone at (800) 838-0908 or (650) 599-0125 if calling from outside the United States and Canada. E*Trade Financial will coordinate the exercise with the Company. The purchase price shall be paid in cash or, with the permission of the Company (which may be subject to certain conditions), in shares of Common Stock or in a combination of cash and such shares (see section 6(a) of the Plan).

(5)Neither this Option nor any right there under nor any interest therein may be assigned or transferred by you, except by will or the laws of descent and distribution. This Option is exercisable during your lifetime only by you. If you cease to serve the Company or a Subsidiary (as defined in the Plan), this Option shall terminate as provided in section 6(d) of the Plan, subject, however, to the following:

(a)
Notwithstanding section 6(d)(i) of the Plan, in the event of a voluntary cessation of your service without the consent of the Committee or an involuntary termination of your service for cause, any portion of this Option that is vested as of the date of such cessation of service shall terminate as of the 30th day following the date of such cessation of service.

(b)
Notwithstanding section 6(d)(ii) of the Plan, in the event of your death or incapacity, any portion of this Option that is vested as of the date of such cessation of service shall terminate as of the first anniversary of the date of such cessation of service.

Exhibit 10.2

(c)
Notwithstanding section 6(d)(iii) of the Plan, in the event of an involuntary cessation of your service without cause, any portion of this Option that is vested as of the date of such cessation of service shall terminate as of the 90th day following the date of such cessation of service.

(d)
Notwithstanding any provision of the Plan, if you voluntarily retire and, as of your retirement, you have attained the age of 55, then this Option shall become exercisable as of such retirement (to the extent not then exercisable) with respect to a number of shares equal to the product of (A) the number of shares underlying this Option multiplied by (B) a fraction (not to exceed 1), the numerator of which is the number of months elapsed since the Date of Grant and the denominator of which is [NUMBER OF MONTHS IN VESTING PERIOD] and such exercisable portion shall terminate three years after the date of such retirement.

(e)
In the event you should become incapacitated or die and neither you nor your legal representative(s) or other person(s) entitled to exercise this Option exercise this Option to the fullest extent possible on or before its termination, the Company shall pay you, your legal representative(s) or such other person(s), as the case may be, an amount of cash equal to the Fair Market Value (as defined under the Plan) of any shares remaining subject to this Option on the last date it could have been exercised, less the aggregate purchase price of such shares.

(6)The Participant expressly acknowledges that the exercise of this Option may give rise to “wages” subject to withholding. Unless otherwise determined by the Committee, the Company, agrees that (a) the exercise price of this Option and/or the minimum withholding required by law in respect of any such wages may be satisfied by the Participant surrendering to the Company a portion of the shares of Common Stock that would otherwise be delivered to the Participant upon such exercise, and (b) the shares of Common Stock so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such shares of Common Stock on the date of such surrender (and the amount equal to the Fair Market Value of such shares of Common Stock shall be remitted to the appropriate tax authorities) (the foregoing process pursuant to which such withholding tax obligations may be satisfied, a “Net Settlement”). If the Committee determines not to permit the Net Settlement, the Participant expressly acknowledges and agrees that the Participant shall be solely responsible for the satisfaction, in cash, of such withholding tax obligations.

(7)If you are or become an employee of a Subsidiary, the Company's obligations hereunder shall be contingent on the Subsidiary's agreement that (a) the Company may administer this Plan on its behalf and, (b) upon the exercise of this Option, the Subsidiary will purchase from the Company the shares subject to the exercise at their Fair Market Value on the date of exercise, such shares to be then transferred by the Subsidiary to you upon your payment of the purchase price to the Subsidiary. Where appropriate, such approval and agreement of the Subsidiary shall be indicated by its signature below. The provisions of this paragraph and the obligations of the Subsidiary so undertaken may be waived by the Company, in whole or in part, at any time or from time to time.

(8)The Plan is hereby incorporated by reference. Terms defined in the Plan shall have the same meaning herein. This Option is granted subject to the Plan and shall be construed in conformity with the Plan.
GCP APPLIED TECHNOLOGIES INC.

By: ___________________
[Name]